Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 31, 2023 with respect to the consolidated financial statements included in the Annual Report of BigBear.ai Holdings, Inc. on Form 10-K/A for the year ended December 31, 2022. We consent to the incorporation by reference of said report in the Registration Statements of BigBear.ai Holdings, Inc. on Form S-3 (File No. 333-269465 and File No. 333-261887) and on Form S-8 (File No. 333-264127).

/s/ GRANT THORNTON LLP

Arlington, Virginia
April 7, 2023